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                                                                    EXHIBIT 11.1

                                Asia Online, Ltd.
                        Calculation of net loss per share



                                                              Historical(1)                  Pro Forma(2)
                                                                Year Ended                    Year Ended
                                                               December 31,                  December 31,
                                                        1998                1999                  1999
                                                   --------------      --------------       --------------
                                                      (In thousands of US dollars expect per share data)

Net loss                                                       --             (12,507)             (16,859)
                                                   --------------      --------------       --------------

Weighted average common shares outstanding                     --               2,262                2,262
                                                   --------------      --------------       --------------

Add: Adjustment to reflect assumed
conversion of common stock issuance for
acquisition at January 1, 1999                                 --                  --                  264
                                                   --------------      --------------       --------------

Total weighted average common shares outstanding
                                                               --               2,262                2,526
                                                   ==============      ==============       ==============
Basic and diluted net loss per share                           --               (5.53)               (6.68)
                                                   ==============      ==============       ==============

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(1)  The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic net loss per share is computed by dividing net loss by the weighted number of common shares outstanding during the period. The computation of diluted net loss per share excludes preferred stock prior to its conversion date and outstanding stock options as their effect is antidilutive.

(2) Pro forma net loss per share is computed on the basis described in (1) above and computing net loss as if the Company's acquisitions made in 1999 had been consummated on January 1, 1999 and reflecting pro forma adjustments including goodwill relating to acquisitions and as if shares of common stock issued for an acquisitions were issued on January 1, 1999.